Exhibit 10.14

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 30th day of September, 2013 (the “Execution Date”), by and between BMR-ROAD TO THE CURE LP, a Delaware limited partnership (“Landlord,” as successor-in-interest to BMR-10835 ROAD TO THE CURE LLC (“Original Landlord”)), and RECEPTOS, INC., a Delaware corporation (“Tenant,” as successor-in-interest to APOPTOS, INC. (“Original Tenant”)).

RECITALS

A.                                    WHEREAS, Original Landlord and Original Tenant entered into that certain Lease dated as of August 24, 2007, as amended by that certain First Amendment to Lease dated as of March 30, 2008, that certain Amended and Restated Second Amendment to Lease dated as of September 15, 2009 and that certain Third Amendment to Lease dated as of January 6, 2012 (collectively, and as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Existing Premises”) from Landlord at 10835 Road to the Cure in San Diego, California (the “Building”);

B.                                    WHEREAS, Landlord has remeasured the Existing Premises and Building and desires to amend the Rentable Area of the Existing Premises and amend Tenant’s Pro Rata Share and Basic Annual Rent accordingly;

C.                                    WHEREAS, Landlord and Tenant desire to expand the Existing Premises to include the Suite 100 Premises (as defined below) for the Suite 100 Premises Term (as defined below); and

D.                                    WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.                                      Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Amendment, is referred to herein as the “Amended Lease.”

2.                                      Pro Rata Share.  Effective as of July 1, 2013 (the “Remeasurement Date”), the table in Section 2.2 of the Lease is hereby deleted in its entirety and replaced with the following:

Definition or Provision	Means the Following (As of the Remeasurement Date)
Rentable Area of Existing Premises	19,750
Rentable Area of Building	67,998
Tenant’s Pro Rata Share of Building	29.04%

BMR form dated 7/3/13

APPROVED BIOMED REALTY LEGAL RFD

3.                                         Basic Annual Rent.  Effective as of the Remeasurement Date, the table in Section 2.3 of the Lease is hereby deleted in its entirety and replaced with the following:

Dates	Approximate Rentable Area	Total Monthly
7/1/2013 – 1/31/2014	19,750	$51,177.61
2/1/2014 – 10/31/2014	19,750	$52,713.39

4.                                          Suite 100 Premises.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, approximately Five Thousand Five Hundred Twenty (5,520)  square feet of Rentable Area located on the first (1st) floor of the Building and commonly known as Suite 100 (as more particularly described on Exhibit A, the “Suite 100 Premises”).

4.1                                Suite 100  Premises Term.  The Term with respect to the Suite 100 Premises (the “Suite 100 Premises Term”) shall commence on the Execution Date and end on December 15, 2013.  Commencing on the Execution Date, the term “Premises” as used in the Amended Lease shall mean the Existing Premises plus the Suite 100 Premises.

4.2                               Basic Annual Rent for Suite 100 Premises.  In addition to Tenant’s obligations with respect to Basic Annual Rent for the Existing Premises, commencing on the Execution Date and continuing throughout the Suite 100 Premises Term, Basic Annual Rent for the Suite 100 Premises shall equal Seventeen Thousand Three Hundred Eighty-Eight Dollars ($17,388.00) per month.

4.3                               Tenant’s Pro Rata Share; Additional Rent. Commencing on the Execution Date and continuing throughout the Suite 100 Premises Term, Tenant’s Pro Rata Share of the Project shall be 37.16%.  Tenant’s obligation to pay Operating Expenses, the Property Management Fee and all other Additional Rent with respect to the Suite 100 Premises shall commence on the Execution Date and continue throughout the Suite 100 Premises Term.

4.4                               Permitted Use of Suite 100 Premises.  Notwithstanding anything to the contrary in the Amended Lease, Tenant shall (a) only be permitted to use the Suite 100 Premises for general office purposes (and for no other purposes) in conformity with all Applicable Laws and (b) not cause or permit any Hazardous Materials to be brought upon, kept or used in the Suite 100 Premises.  If Tenant fully complies with clause (b) above, then Tenant shall not be required to comply with Section 35.1 of the Lease with respect to the Suite 100 Premises.

4.5                                Landlord Access to Suite 100 Premises.  Tenant acknowledges that Landlord will be showing the Suite 100 Premises to prospective tenants during the Suite 100 Premises Term.  Upon twenty-four (24) hours’ prior notice, Tenant shall permit Landlord to enter the Suite 100 Premises at any reasonable time (including during business hours) to show the Suite 100 Premises to prospective tenants, provided that Tenant shall have the right to have a representative present during any such entry.  In no event shall Landlord’s exercising its rights under this Section (a) cause Rent to abate under the Amended Lease, (b) give rise to any claim by Tenant for damages or (c) constitute a forcible or unlawful entry, a detainer or an eviction of Tenant.

4.6                               Condition of Suite 100 Premises.  Tenant acknowledges that (a) it is familiar with the condition of the Suite 100 Premises and, notwithstanding anything to the contrary in the Amended Lease, agrees to take the same in its condition “as is” as of the Execution Date, (b) Landlord has not made and does not hereby make any representations or warranties of any kind whatsoever, express or implied, regarding the Suite 100  Premises, including (without limitation) any representation or warranty that the Suite 100 Premises are suitable for Tenant’s intended use and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the Suite 100 Premises for Tenant’s occupancy of the Suite 100 Premises or to pay for any improvements to the Suite 100 Premises.  The Suite 100 Premises have not undergone inspection by a Certified Access Specialist. Tenant’s taking possession of the Suite 100 Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Suite 100 Premises were at such time in good, sanitary and satisfactory condition and repair.  Notwithstanding the foregoing, all electrical, plumbing, HVAC and other building systems serving the Suite 100 Premises shall be in good working order and condition on the Execution Date, and Landlord shall repair any defects in such building systems existing as of the Execution Date at Landlord’s sole cost and expense.

4.7                               Suite 100 Termination Right.  Notwithstanding anything to the contrary in the Amended Lease, Landlord shall have the right to terminate the Amended Lease with respect to the Suite 100 Premises (the “Suite 100 Termination Right”) at any time upon delivery of thirty (30) days’ written notice to Tenant (the “Suite 100 Termination Notice”), which termination shall be effective on the date that is thirty (30) days after Landlord’s delivery of the Suite 100 Termination Notice (the “Suite 100 Termination Date”).  In the event that Landlord exercises the Suite 100 Termination Right, Tenant shall surrender the Suite 100 Premises to Landlord on or before the Suite 100 Termination Date in accordance with all of the terms and conditions of the Amended Lease.  If Tenant does not so surrender the Suite 100 Premises in accordance with all of the terms and conditions of the Amended Lease on or before the Suite 100 Termination Date, then Tenant, pursuant to Article 12 of the Lease, shall become a tenant at sufferance with respect to the Suite 100 Premises until the actual date (the “Suite 100 Surrender Date”) that Tenant surrenders the Suite 100 Premises to Landlord in accordance with all of the terms and conditions of the Amended Lease. If Landlord exercises the Suite 100 Termination Right, then the Amended Lease with respect to the Suite 100 Premises shall terminate on the later of (a) the Suite 100 Termination Date and (b) the Suite 100 Surrender Date, and shall thereafter be of no further force or effect with respect to the Suite 100 Premises, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Amended Lease.

5.                                      Broker.  Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to indemnify, defend and hold the other party harmless from any and all cost or liability arising out of a breach of the foregoing representation and warranty.

6.                                      No Default.   Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder. Landlord represents, warrants and covenants that, to the best of Landlord’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

7.                                      Notices.   Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Amended Lease should be sent to:

Receptos, Inc.

10835 Road to the Cure, Suite 205

San Diego, California 92121

Attn: Jim Schmidt

8.                                      Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.  In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.  From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

9.                                      Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

10.                               Authority.  Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

11.                                  Counterparts.  This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF,  Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-ROAD TO THE CURE LP,
a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Legal

TENANT:

RECEPTOS, INC.,
a Delaware corporation

By:	/s/ Faheem Hasnain
Name:	Faheem Hasnain
Title:	CEO

EXHIBIT A

SUITE 100 PREMISES

(attached)